September 20, 2018

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA, 02210

Attention: Danielle J. Adamson, Managing Director

Re:	Litman Gregory Masters High Income Alternatives Fund

Ladies and Gentlemen:

This is to advise that the Litman Gregory Funds Trust (the “Fund”) has established a new series of shares to be known as the Litman Gregory Masters High Income Alternatives Fund (the “Portfolio”). In accordance with the Additional Funds provision of Section 17 of the Custodial Contract dated January 17, 1997 between the Fund and State Street Bank and Trust Company (as amended, the “Contract”), the Fund hereby requests that you act as Custodian for the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing the two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

Sincerely,

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan
Name: John Coughlan
Title: Treasurer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

www.mastersfunds.com	1676 N. California Blvd., Suite 500	T: 925.254.8999	100 Larkspur Landing Circle, Suite 204	T: 415.461.8999
	Walnut Creek, California 94596	F: 925.254.0335	Larkspur, California 94939-1700	F: 415.461.9099